Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Second Quarter Financial Results

PITTSBURGH, July 29, 2014 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for the second quarter of 2014. The Bank recorded net income of $44.6 million for the quarter and $124.5 million year-to-date. The Board of Directors declared a dividend of 4.00 percent annualized, payable to the Bank’s stockholders on July 30, 2014.

“This was another strong quarter for our cooperative,” said Winthrop Watson, President and Chief Executive Officer. “We are especially pleased with the increases in borrowing across our membership and the opportunity to increase our support for affordable housing.”

Operating Results

The Bank’s net income for the second quarter of 2014 was $44.6 million, compared to $32.0 million for the second quarter of 2013. This $12.6 million increase was driven primarily by higher net interest income and net gains on trading securities, partially offset by net losses on derivatives and hedging activities. Net interest income was $65.8 million for the second quarter of 2014, an increase of $23.7 million from $42.1 million in the second quarter of 2013, primarily due to lower interest expense on consolidated obligation bonds, higher interest income on advances and investment securities, partially offset by lower interest income on mortgage loans held for portfolio. Net gains on trading securities were $6.8 million for the second quarter of 2014, compared to $52 thousand for the second quarter of 2013. Net losses on derivatives and hedging activities were $9.5 million in the second quarter of 2014, a decline of $16.6 million compared to a net gain of $7.1 million in the second quarter of 2013. Second quarter 2014 performance allowed the Bank to set aside $5.0 million for affordable housing programs.

For the six months ended June 30, 2014, net income was $124.5 million, compared to $60.6 million for the same prior-year period, an increase of $63.9 million. The increase was primarily due to higher net interest income, gains on litigation settlements (net of legal fees and expenses), and net gains on trading securities, partially offset by net losses on derivatives and hedging activities. Net interest income was $128.1 million for the first six months of 2014, an increase of $40.6 million compared to $87.5 million in the prior-year period, primarily due to lower expense on consolidated obligation bonds and increased interest income related to advances, partially offset by lower interest income on mortgage loans held for portfolio. The gains on litigation settlements, net, relates to the previously reported first quarter settlement of claims against certain defendants arising from investments the Bank made in private-label mortgage-backed securities (MBS). Net gains on trading securities were $16.6 million for the first six months of 2014, compared to $283 thousand for first six months of 2013. Net losses on derivatives and hedging activities were $18.7 million for the first six months of 2014, a decline of $27.4 million compared to a net gain of $8.7 million in the first six months of 2013.

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FHLBank Pittsburgh Announces Second Quarter 2014 Financial Results – page two

Balance Sheet Highlights

At June 30, 2014, total assets were $73.6 billion, an increase of $2.9 billion from $70.7 billion at December 31, 2013, primarily due to increased advances, partially offset by a decline in short-term liquidity balances, which include cash and Federal funds sold. Advances increased to $54.6 billion at June 30, 2014, from $50.2 billion at December 31, 2013. Short-term liquidity balances decreased to $4.3 billion at June 30, 2014 from $6.0 billion at year-end 2013.

Total capital at June 30, 2014, was $4.0 billion, up from $3.7 billion at December 31, 2013. This increase was primarily driven by additional capital stock purchases and higher retained earnings.
Total retained earnings were $764.8 million at June 30, 2014, compared to $685.7 million at December 31, 2013. Total retained earnings at June 30, 2014 included $85.0 million of restricted retained earnings. At June 30, 2014, the Bank had total regulatory capital of $3.8 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend equal to an annual yield of 4.00 percent. The dividend will be calculated on stockholders’ average balances during the period April 1, 2014, to June 30, 2014, and credited to stockholders’ accounts on Wednesday, July 30, 2014.

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. In 2009, the Bank filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations and litigation continues.

Detailed financial information regarding the second quarter of 2014 will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing around August 7, 2014. Detailed financial information regarding 2013 is available in the Bank’s 2013 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 12 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

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FHLBank Pittsburgh Announces Second Quarter 2014 Financial Results – page three

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates, and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Announces Second Quarter 2014 Financial Results – page four

Unaudited Condensed Statements of Condition and Income
(in millions)

	June 30,	December 31,
Condensed Statement of Condition	2014	2013
ASSETS:
Cash and due from banks	$1,267.9	$3,121.3
Federal funds sold	2,975.0	2,875.0
Trading securities	275.6	239.2
Available-for-sale securities	7,498.8	6,757.7
Held-to-maturity securities	3,642.2	3,995.5
Advances	54,624.4	50,247.5
Mortgage loans held for portfolio, net of allowance
for credit losses of $7.5 and $11.4, respectively	3,140.6	3,224.1
All other assets	204.3	210.6

Total assets	$73,628.8	$70,670.9

LIABILITIES:
Consolidated obligations, net	$68,719.1	$65,934.6
All other liabilities	955.2	1,044.1

Total liabilities	69,674.3	66,978.7

CAPITAL:
Capital stock	3,071.1	2,962.2
Retained earnings	764.8	685.7
Accumulated other comprehensive income	118.6	44.3

Total capital	3,954.5	3,692.2

Total liabilities and capital	$73,628.8	$70,670.9

	Three months ended June 30,		Six months ended June 30,
Condensed Statement of Income	2014	2013	2014	2013
Total interest income	$153.9	$148.0	$305.8	$301.1
Total interest expense	88.1	105.9	177.7	213.6

Net interest income	65.8	42.1	128.1	87.5

Provision (benefit) for credit losses	0.4	(1.2)	(3.5)	(1.3)

Gains on litigation settlements, net	—	1.5	36.6	1.5

All other income	2.4	9.5	7.5	13.2

All other expense	18.2	18.6	37.3	36.0

Income before assessments	49.6	35.7	138.4	67.5

Affordable Housing Program
assessment	5.0	3.7	13.9	6.9

Net income	$44.6	$32.0	$124.5	$60.6

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